Exhibit 10.30

PURCHASE AND SALE AGREEMENT
THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of November 30, 2018 (“Effective Date”), by and between ASTI ACQUISITION, LLC, a North Carolina limited liability company (“Purchaser” provided that if another entity acquires the Properties by assignment of this Agreement as provided in Section 7.04(i), such actual acquirer shall be the Purchaser for all purposes hereunder), and AMERICAN STAINLESS TUBING, INC., a North Carolina corporation (“Seller”). Except as otherwise expressly defined herein, capitalized terms will have the meanings set forth on Exhibit A attached hereto and incorporated herein by this reference.
For and in consideration of the mutual covenants and promises hereinafter set forth, the parties hereby mutually covenant and agree as follows:
ARTICLE I
PURCHASE OF PROPERTIES
Section 1.01    Agreement to Purchase. Purchaser agrees to purchase, and Seller agrees to sell, in accordance with the terms, conditions and stipulations set forth in this Agreement (the “Transaction”), all of Seller’s right, title and interest in and to (a) the parcel or parcels of real property, as more particularly described on Exhibit B attached hereto, and any and all improvements thereon and appurtenances thereto (collectively, the “Real Property”); (b) all fixtures affixed thereto; (c) all plans and specifications pertaining to the Real Property in Seller’s possession or under its control; (d) all mineral, oil and gas rights, water rights, sewer rights and other utility rights allocated to the Real Property; and (e)  all appurtenances, easements, licenses, privileges and other property interests belonging or appurtenant to the Real Property (all of the foregoing items in clauses (a) through (e) above, now or hereafter existing, collectively, the “Properties”).
Section 1.02    Purchase Price. The aggregate purchase price to be paid by Purchaser to Seller for the Properties is $5,000,000.00 (the “Purchase Price”). The Purchase Price, as adjusted pursuant to requirements of this Agreement, shall be paid by Purchaser in immediately available federal funds at Closing.
Section 1.03    Prorations. All taxes, special assessments, utilities or any other costs related to the Properties shall be prorated between Purchaser and Seller at Closing. All real and personal property and other applicable taxes and assessments, utilities and any other charges relating to the Properties which are due and payable on or prior to the Closing Date shall be paid by Seller at or prior to Closing. Real and personal property and other applicable taxes and assessments for the Properties for the year of the Closing shall be prorated effective as of the Closing Date and shall be deemed final.
Section 1.04    Transaction Costs; Transaction Fee. Subject to Section 6.02(a) below, Purchaser shall be responsible for the payment of all Transaction Costs incurred by Purchaser and Seller in connection with the Transaction, whether or not the Transaction closes (with the exception of recording fees and taxes, which shall be allocated as is customary in Iredell County, North Carolina); provided, however, that notwithstanding the foregoing, each party shall be responsible for the payment of the fees and expenses of its respective legal counsel, accountants and other professional advisors. The provisions of this Section 1.04 shall survive Closing or termination of this Agreement for any reason.
ARTICLE II
DUE DILIGENCE
Section 2.01    Title Insurance.
(a)    Title Commitment and Title Policy. Within three (3) Business Days of the Effective Date, Purchaser shall order an owner’s title insurance commitment (each, a “Title Commitment”) with respect to each of the Properties issued by the Title Company, for such ALTA Owner’s Extended Coverage Title Insurance Policy or Policies, together with any endorsements, that Purchaser may require (each, a “Title Policy”). Purchaser shall cause copies of each Title Commitment to be delivered to Seller. All costs related to each Title Policy, escrow fees and other closing costs are included as Transaction Costs.
(b)    Title Company. The Title Company is hereby employed by the parties to act as escrow agent in connection with this Transaction. This Agreement shall be used as instructions to the Title Company, as escrow agent, which may provide its standard conditions of acceptance of escrow; provided, however, that in the event of any inconsistency between such standard conditions of acceptance and the terms of this Agreement, the terms of this Agreement shall prevail. The Title Company’s receipt of this Agreement and the opening of an escrow pursuant to this Agreement shall be deemed to constitute conclusive evidence of the Title Company’s agreement to be bound by the terms and conditions of this Agreement pertaining to the Title Company.
(c)    Title Company Actions. The Title Company is authorized to pay, from any funds held by it for each party’s respective credit, all amounts necessary to procure the delivery of any documents required by this Agreement to be delivered and to pay, on behalf of Purchaser and Seller, all charges and obligations payable by them hereunder, respectively. Each of Seller and Purchaser will pay all charges payable by each pursuant to this Agreement to the Title Company. The Title Company shall not cause the Transaction to close unless and until it has received written instructions from Seller and Purchaser to do so. The Title Company is authorized, in the event any conflicting demand is made upon it concerning these instructions or the escrow, at its election, to hold any documents and/or funds deposited hereunder until an action shall be brought in a court of competent jurisdiction to determine the rights of Seller and Purchaser or to interplead such documents and/or funds in an action brought in any such court. Deposit by the Title Company of such documents and funds, after deducting therefrom its reasonable expenses and attorneys’ fees incurred in connection with any such court action, shall relieve the Title Company of all further liability and responsibility for such documents and funds.
(d)    Title Objections.

(i)    Within seven (7) days after the Purchaser’s receipt of both a Title Commitment and Survey for the Properties, Purchaser shall notify Seller in writing of Purchaser’s objection to any exceptions or other title matters shown on any Title Commitment or Survey. Purchaser’s title objections shall be limited to objections to the presence of any valid liens, claims, encumbrances, and/or security interests negatively affecting the Properties, other than the Cell Tower Lease (each, a “Title Objection”). Ten days after receipt of the notice of Title Objections, Seller shall notify Purchaser whether it will attempt to cure the Title Objections and which, if not all, Title Objections it will attempt to cure. Based on Seller’s response, Purchaser may elect to (A) have Seller cure Title Objections prior to the Closing Deadline, (B) give Seller additional time to cure, and the parties may agree to delay Closing for the period of time necessary for Seller to attempt to cure, not to exceed 30 days beyond the original Closing Date, or (C) no later than five (5) days prior to the Closing Date, Purchaser may terminate the Agreement, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination. If Purchaser elects option (A), and Seller has not cured Title Objections by Closing Date, Purchaser may terminate this Agreement; if Purchaser elects option (B), Seller shall have the option to extend the Closing Date -- and the parties shall execute an amendment to this Agreement to that effect -- up to 30 days in order to cure such of those Title Objections Seller has agreed to cure. If Seller is unable to cure those Title Objections it has agreed to cure within the agreed-upon time period, then Purchaser shall have the option, as its sole remedy, upon written notice to Seller on or before the amended Closing Date, to terminate this Agreement, in which event neither party will have any further obligations or liability hereunder, except for those obligations expressly stated to survive such termination.
(ii)    If any supplement to a Title Commitment or the related Survey discloses any additional title defects which were not created by or with the consent of Purchaser, which arose after the date of the initial Title Objections, and which are not acceptable to Purchaser, Purchaser shall notify Seller in writing of its objection thereto (each, an “Additional Title Objection”) within five (5) days following receipt of such supplement or revision. If any Additional Title Objection is not removed or resolved by Seller to Purchaser’s satisfaction at least five (5) days prior to the Closing Date, then Purchaser shall have the option, as its sole remedy, to terminate this Agreement upon written notice to Seller on or before the Closing Date, in which event neither Purchaser nor Seller shall have any further duties or obligations under this Agreement, except as otherwise provided herein.
(iii)    Purchaser’s failure to timely deliver a Title Objection or an Additional Title Objection shall be deemed Purchaser’s acceptance of the matters disclosed by the Title Commitment and related Survey. If Purchaser does not terminate this Agreement by reason of any Title Objection or Additional Title Objection as provided in this Section 2.01, then such Title Objection or Additional Title Objection shall be deemed waived and approved by Purchaser and shall thereafter be deemed a Permitted Encumbrance. If Purchaser terminates this Agreement by reason of any Title Objection or Additional Title Objection as provided in this Section 2.01, then the APA shall simultaneously terminate automatically, and Purchaser shall be responsible for the payment of all Transaction Costs.

Section 2.02    Seller Documents. With reasonable promptness, but in no event later than three (3) Business Days following the Effective Date, to the extent they have not already been delivered by Seller to Purchaser, Seller shall deliver to Purchaser the following items which comply with the requirements set forth herein and which are in Seller’s possession or under its control (collectively, the “Seller Documents”): (a) “as‑built” plans and specifications for each of the Properties; (b) a certificate of occupancy (or its jurisdictional equivalent) for each of the Properties; (c) all surveys related to the Properties; (d) all environmental reports related to the Properties (including without limitation, Phase I and Phase II environmental investigation reports); (e) all appraisals or valuations related to the Properties; (f) all guaranties and warranties in effect with respect to all or any portion of the Properties; (g) full and complete copies of existing leases and current rent rolls related thereto, and all other agreements related to the Properties, together with all amendments and modifications thereof; (h) all property condition reports related to the Properties; and (i) all other documents related to the ownership and operation of the Properties, or reasonably requested by Purchaser.
Section 2.03    Survey. Purchaser shall order a current ALTA/ACSM “as built” survey as required for each Property from one or more surveyors selected by Purchaser (the “Surveys”), together with (a) evidence reasonably satisfactory to Purchaser to the effect that each Property fully complies with all zoning ordinances of the Governmental Authority having jurisdiction over the Property (“Zoning Evidence”); and (b) evidence reasonably satisfactory to Purchaser that the location of each Property is not within the 100-year flood plain or identified as a “Special Flood Hazard Area” by the Federal Emergency Management Agency. The Surveys shall show all improvements and shall plot all exceptions shown on the applicable Title Commitment (to the extent plottable), certified in favor of Purchaser, any requested Affiliate of Purchaser and Title Company in a manner reasonably acceptable to Purchaser and prepared in accordance with the appropriate “ALTA/ACSM” minimum standards. The costs of the Surveys shall be included in the Transaction Costs.
Section 2.04     Environmental. Purchaser has ordered a current complete Phase I environmental investigation report (and may order an update of the existing Phase I report), for each of the Properties (each Phase I environmental investigation report and each additional subsurface investigation report, an “Environmental Report”), from one or more environmental inspection companies selected by Purchaser, detailing and analyzing certain aspects of any such Property. The costs of the Environmental Reports shall be included as Transaction Costs.
Section 2.05    Valuation. Purchaser has obtained site inspections and valuations of the Properties, separately stating values for the Real Property and improvements for each of the Properties, from one or more parties selected by Purchaser (a “Valuation”). The costs of the Valuations shall be included as Transaction Costs.
Section 2.06     Property Condition Reports. Purchaser shall order current property condition assessments and limited compliance audits as required for such Properties from an inspection company selected by Purchaser (collectively, the “Property Condition Reports”). The costs of the Property Condition Reports shall be included in the Transaction Costs.

Section 2.07    Inspections. From the Effective Date and for a period of thirty (30) days thereafter (the “Inspection Period”), Purchaser may perform whatever investigations, tests and inspections (collectively, the “Inspections”) with respect to any one or more of the Properties that Purchaser deems reasonably appropriate, provided that if any such Inspections require subsurface investigations or are otherwise invasive or require material activities on the Properties, Seller may require reasonable limitations or conditions, including indemnity and insurance.
Section 2.08    Purchaser’s Right to Terminate. Notwithstanding any provision contained herein, in addition to its right to terminate this Agreement as set forth in Section 2.01(d), (a) if a Material Adverse Change has occurred since the Effective Date, or (b) if Purchaser and Seller fail to close on the APA transaction by the closing deadline set out in the APA, Purchaser shall have the right to terminate this Agreement by written notice to Seller, in which event the APA shall simultaneously terminate automatically, Purchaser shall be responsible for the payment of all Transaction Costs, and neither Seller nor Purchaser shall have any further duties or obligations under this Agreement except as otherwise provided herein.
ARTICLE III
CLOSING
Section 3.01    Closing Date. Subject to the provisions of Article V of this Agreement, the closing date of the Transaction contemplated by this Agreement (the “Closing”) shall be set by mutual agreement of Seller and Purchaser (the “Closing Date”); provided, however, that the Closing Date shall not extend beyond the Closing Deadline. The parties shall deposit with the Title Company all documents (including without limitation, the executed Transaction Documents) as necessary to comply with the parties’ respective obligations hereunder on or before the Closing Date or as otherwise mutually agreed upon by the parties. The parties shall deposit all funds required hereunder with the Title Company on or before the Closing Date.
Section 3.02    Funding. Notwithstanding any provision contained in this Agreement, funding of the Transaction by Purchaser shall be contingent upon the delivery of the executed Transaction Documents, satisfaction of the conditions precedent set forth herein and in the other Transaction Documents, receipt and approval of other original documents by Purchaser’s counsel, and confirmation by Purchaser’s counsel that it or the Title Company has possession of all Transaction Documents required by Purchaser.
Section 3.03    Possession. Possession of the Properties, subject to the Cell Tower Lease but otherwise free and clear of all tenants or other parties in possession, shall be delivered to Purchaser on the Closing Date.
ARTICLE IV
REPRESENTATIONS WARRANTIES AND COVENANTS
Section 4.01    Seller. Seller represents and warrants to, and covenants with, Purchaser as follows:

(a)    Organization and Authority. Seller is duly organized or formed, validly existing and in good standing under the laws of its state of North Carolina. Seller has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents, and to carry out the Transaction. The Person who has executed this Agreement on behalf of Seller has been duly authorized to do so.
(b)    Enforceability of Documents. Upon execution by Seller, this Agreement and the other Transaction Documents shall constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.
(c)    No Other Agreements and Options. No Property is subject to any right of first refusal, option to purchase or lease granted to a third party (other than the Cell Tower Lease), which could or would prevent Seller from completing or impair Seller’s ability to complete the sale of the Properties under this Agreement or which would bind Purchaser subsequent to consummation of the Transaction.
(d)    No Violations. Neither the execution, delivery and performance of this Agreement nor the consummation or performance of the transaction contemplated hereby by Seller will directly or indirectly (with or without notice or lapse of time):
(i)     contravene, conflict with or result in a violation of (a) any of the provisions of the articles or certificates of formation, bylaws, shareholders agreements, or other organizational documents of Seller or (b) any resolution adopted by the Board of Directors of Seller;
(ii)    contravene, conflict with or result in a violation or breach of, or result in a material default under, any provision of, any agreement, contract or other instrument of which Seller is a party or by which any of the Properties is bound or subject;
(iii)    violate any Law or regulation, or any judgment, order or decree of any court, Governmental Authority, commission, agency or arbitrator, applicable to Seller, any of the Properties; or,
(iv)    result in the creation of any Lien on the Properties.
(e)    Compliance with Laws. Except with respect to compliance with Environmental Laws and Environmental Permits, which are covered exclusively in Section 4.01(k) and are not covered by this Section 4.01(e), (a) Seller has used, occupied, and operated (since December 31, 2016) the Properties in compliance with all Laws and regulations, federal, state, provincial or local, domestic or foreign applicable to Seller and the Properties and (b) Seller has not received, at any time since December 31, 2016, any written notice from any Governmental Authority regarding any violation of, or failure to comply with, any Laws.

(f)    Compliance with Anti-Terrorism, Embargo, Sanctions and Anti-Money Laundering Laws. Without in any way limiting the provisions of Section 4.01(e), the Seller Entities are not currently identified on the OFAC List, and are not Persons with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or executive order of the President of the United States.
(g)    Litigation. There are no actions or proceedings pending against or involving Seller or the Properties before any Governmental Authority which in any way adversely affect or may adversely affect the Properties or Seller’s ability to perform under this Agreement and the other Transaction Documents to which it is a party and, to the Seller’s Knowledge, there is no valid basis for any such legal proceeding, claim, or action.
(h)    No Mechanics’ Liens. There are no outstanding accounts payable or mechanics’ liens in favor of any materialman, laborer, or any other Person in connection with labor or materials furnished to or performed on any portion of the Properties, which will not have been fully paid for on or before the Closing Date. For any work that has been performed or is in progress, or materials supplied to the Properties or agreements entered into for work to be performed or materials to be supplied to the Properties which will not have been fully paid for on or before the Closing Date or which might provide the basis for the filing of such liens against the Properties or any portion thereof, Seller shall be responsible for any and all claims for mechanics’ liens and accounts payable that have arisen or may subsequently arise due to agreements entered into for and/or any work performed on, or materials supplied to the Properties prior and subsequent to the Closing Date, and Seller shall and does hereby agree to defend, indemnify and forever hold Purchaser and Purchaser’s designees harmless from and against any and all such mechanics’ lien claims, accounts payable or other commitments relating to the Properties.
(i)    [Reserved.]
(j)    Condemnation; Wetlands. No condemnation or eminent domain proceedings affecting the Properties have been commenced or, to the Seller’s Knowledge, are contemplated. To the Seller’s Knowledge, the Properties and/or the real property bordering the Properties are not designated by any Governmental Authority as wetlands.
(k)    Environmental Matters. Except as set forth in Schedule 4.01(k):
(i)    The operation of the Properties (and, with respect to the Properties, the Business and the Specified Assets as those terms are defined in the APA) have been since December 31, 2016 and currently are in compliance in all material respects with the Environmental Permits and Environmental Laws. To the Knowledge of the Seller, there has been no Release or threat of Release of any Hazardous Substances (requiring investigation, assessment, remediation or monitoring under any Environmental Laws) in, on, under, or from any of the Properties. Seller has not, since December 31, 2016, received any written or, to Seller’s Knowledge oral, notice from any governmental authority or any third party alleging any non-compliance with or any potential liability under any Environmental Law or Environmental Permit relating to the Properties.

(ii)    To the Knowledge of the Seller, no underground storage tanks are located in, on or under the Properties. Any aboveground storage tanks used to store Hazardous Substances in or on the Properties are in compliance in all material respects with all Environmental Laws.
(iii)    To the Knowledge of Seller, there is not currently and never has been any material mold, fungal or other microbial growth in or on the Properties, or conditions that could reasonably be expected to result in material mold, fungal or microbial growth (e.g. material problems with the heating, ventilation and air conditioning system, water leaks or building materials known to be conducive to material mold, fungal or microbial growth), that could reasonably be expected to result in material liability or material costs or expenses to remediate the mold, fungal or microbial growth or to remedy the conditions that could reasonably be expected to result in such material growth.
(l)    Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Seller shall use its best efforts to satisfy all conditions set forth in Section 5.01 of this Agreement on or prior to the Closing Date.
All representations and warranties of Seller made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and, together with the covenants made by Seller herein, shall survive Closing.
Section 4.02    Purchaser. Purchaser represents and warrants to, and covenants with, Seller as follows:
(a)    Organization and Authority. Purchaser is duly organized, validly existing and in good standing under the laws of its state of formation. Purchaser has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and all of the other Transaction Documents to which it is a party and to carry out the Transaction. The Person who has executed this Agreement on behalf of Purchaser has been duly authorized to do so.
(b)    Enforceability of Documents. Upon execution by Purchaser, this Agreement and the other Transaction Documents to which it is a party, shall constitute the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws relating to or affecting the rights of creditors generally, or by general equitable principles.
(c)    Litigation. There are no actions or proceedings pending against or involving Purchaser before any Governmental Authority which in any way adversely affect or may adversely affect Purchaser or Purchaser’s ability to perform under this Agreement and the other Transaction Documents to which it is a party.

(d)    Satisfaction of Conditions Precedent. From the Effective Date through the Closing Date, Purchaser agrees to use its best efforts to satisfy all conditions set forth in Section 5.02 of this Agreement on or prior to the Closing Date.
All representations and warranties of Purchaser made in this Agreement shall be true as of the date of this Agreement, shall be deemed to have been made again at and as of the Closing Date, shall be true at and as of the Closing Date, and, together with the covenants made by Purchaser herein, shall survive Closing.
ARTICLE V
CONDITIONS PRECEDENT TO CLOSING
Section 5.01    Purchaser’s Conditions to Closing. Purchaser shall not be obligated to close and fund the Transaction until the fulfillment (or written waiver by Purchaser) of all of the following conditions:
(a)    Seller shall have delivered to Purchaser or the Title Company, as applicable, the following items:
(i)    The Deeds;
(ii)    An assignment of the Cell Tower Lease with any approvals or consents of the lessee as may be required under any applicable agreements or Law and a notice letter to the Cell Tower Lease lessee, notifying the lessee of the name and address of the new owner/lessor. Seller shall also diligently pursue the full execution and recordation of an amendment to the memorandum of lease for the Cell Tower Lease that eliminates the reference to a right of first refusal, but such amendment shall not be a condition to close;
(iii)    Such documents evidencing the legal status and good standing of Seller that may be required by Purchaser and/or the Title Company for issuance of the Title Policies, including without limitation, certificates of good standing;
(iv)    Fully executed originals of an Assignment of Warranties in form and substance reasonably satisfactory to Purchase and Seller (the “Assignment of Warranties”) in the form attached hereto as Exhibit D;
(v)    A duly executed affidavit from Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and 1984 Tax Reform Act, in the form attached hereto as Exhibit C (“Non‑Foreign Seller Certificate”);
(vi)    Closing settlement statement approved by Seller and Purchaser to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement; and

(vii)    All documents required to be delivered by this Agreement and the other Transaction Documents, and as may otherwise may be reasonably required in order to fully and legally close this Transaction.
(b)    There shall have been no Material Adverse Change since the Effective Date.
(c)    Purchaser shall have received evidence of the occurrence of the closing or satisfaction of all conditions for closing under the Asset Purchase Agreement, which shall close on or before the Closing Deadline, it being understood that the parties intend to close on or before January 2, 2019, with an effective date of January 1, 2019 at 12:01 a.m. local time.
(d)    All (i) representations and warranties of Seller set forth herein shall have been true and correct in all respects when made, and (ii) all covenants, agreements and conditions required to be performed or complied with by Seller prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Seller prior to or at such time or waived in writing by Purchaser.
Upon the fulfillment or Purchaser’s written waiver of all of the above conditions, Purchaser shall deposit funds necessary to close this Transaction with the Title Company and this Transaction shall close in accordance with the terms and conditions of this Agreement. Unless otherwise dated, all of the documents to be delivered at Closing shall be dated as of the Closing Date.
Section 5.02    Seller’s Conditions Precedent to Closing. Seller shall not be obligated to close the Transaction until the fulfillment (or written waiver by Seller) of all of the following conditions:
(a)    Purchaser shall have delivered to the Title Company the Purchase Price, as adjusted pursuant to the requirements of this Agreement;
(b)    Purchaser shall have caused to be executed and delivered to the appropriate Persons fully executed originals of all Transaction Documents;
(c)    Purchaser shall have delivered to the Title Company a Closing settlement statement approved by Seller and Purchaser to reflect the credits, prorations, and adjustments contemplated by or specifically provided for in this Agreement;
(d)    Purchaser shall have delivered to Seller and/or the Title Company such further documents as may reasonably be required in order to fully and legally close this Transaction;
(e)    Seller shall have received evidence of the occurrence of the closing or satisfaction of all conditions for closing under the Asset Purchase Agreement, which shall close on or before the Closing Deadline, it being understood that the parties intend to close on or before January 2, 2019, with an effective date of January 1, 2019 at 12:01 a.m. local time, and
(f)    All covenants, agreements and conditions required to be performed or complied with by Purchaser prior to or at the time of Closing in connection with the Transaction shall have been duly performed or complied with by Purchaser or waived in writing by Seller prior to or at such time.
ARTICLE VI
DEFAULTS; REMEDIES
Section 6.01    Termination. This Agreement may be terminated at any time prior to the Closing:
(a)    By the mutual and written consent of the parties hereto;
(b)    By Seller by written notice to Purchaser if: (i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.02, or (ii) any of the conditions set forth in Section 5.02 shall not have been, or likely will not be, fulfilled by the Closing Deadline, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
(c)    By Purchaser by written notice to Seller if: (i) Purchaser is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 5.01, or (ii) any of the conditions set forth in Section 5.01 shall not have been, or likely will not be, fulfilled by the Closing Deadline, unless such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
(d)    By either party if any Insolvency Event shall occur with respect to Seller or Purchaser.
This Agreement shall be terminated automatically simultaneously with any termination of the APA.
Section 6.02    Effect of Termination. In the event of the termination of this Agreement in accordance with Section 6.01(a) (unless otherwise agreed in writing between the parties in the mutual termination agreement), this Agreement shall forthwith become void. In the event of the termination of this Agreement in accordance with Sections 6.01(b) or 6.01(c), each party shall be entitled to seek any remedy at law for breach of contract with respect to this Agreement but no party shall be entitled to the equitable remedy of specific performance or to make any claims for indemnification pursuant to this Agreement or the APA.
ARTICLE VII
MISCELLANEOUS

Section 7.01    Transaction Characterization.
(a)    The parties intend that all components of the Transaction shall be considered a single integrated transaction and shall not be severable.
(b)    The parties intend that the conveyance of the Properties to Purchaser be an absolute conveyance in effect as well as form, and that the instruments of conveyance to be delivered at Closing shall not serve or operate as a mortgage, equitable mortgage, deed of trust, security agreement, trust conveyance or financing or trust arrangement of any kind, nor as a preference or fraudulent conveyance against any creditors of Seller. After the execution and delivery of the Deeds, Seller will have no legal or equitable interest or any other claim or interest in the Properties. This Agreement provides for an absolute conveyance and does not create a joint venture, partnership, equitable mortgage, trust, financing device or arrangement, security interest or the like, if, and to the extent that, any challenge occurs. Each of the parties hereto agrees that it will not, nor will it permit any Affiliate to, at any time, take any action or fail to take any action with respect to the preparation or filing of any statement or disclosure to Governmental Authority, including without limitation, any income tax return (including an amended income tax return), to the extent that such action or such failure to take action would be inconsistent with the intention of the parties expressed in this Section 7.01.
Section 7.02    Risk of Loss.
(a)    Condemnation. If, prior to Closing, action is initiated to the Properties, or any portion thereof, by eminent domain proceedings or by deed in lieu thereof that results in a Material Adverse Change, Purchaser may elect in writing at or prior to Closing, to (i) terminate this Agreement, in which event Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement, except as otherwise expressly set forth herein, or (ii)  proceed to close, in which event all of Seller’s assignable right, title and interest in and to the award of the condemning authority shall be assigned to Purchaser at the Closing and there shall be no reduction in the Purchase Price.
(b)    Casualty. Seller assumes all risks and liability for damage to or injury occurring to the Properties by fire, storm, accident, or any other casualty or cause until the Closing has been consummated. If the Properties, or any part thereof, suffer any damage prior to the Closing from fire or other casualty, which results in a Material Adverse Change and which Seller, at its sole option, does not elect to fully repair, Purchaser may elect in writing at or prior to Closing, to (i) terminate this Agreement, in which event Seller and Purchaser shall be relieved and discharged of any further liability or obligation under this Agreement, except as otherwise expressly set forth herein, or (ii)  consummate the Closing, in which event all of Seller’s right, title and interest in and to the proceeds of any insurance covering such damage (less an amount equal to any expense and costs reasonably incurred by Seller to repair or restore the Properties and any portion paid or to be paid on account of the loss of rents or other income from the Properties for the period prior to the Closing Date, all of which shall be payable to Seller upon Seller’s delivery to Purchaser of satisfactory evidence thereof), to the extent that the amount of such insurance does not exceed the Purchase Price, shall be assigned to Purchaser at Closing, and Purchaser shall be entitled to a credit in the amount of Seller’s deductible at Closing.

(c)    Maintenance of Properties and Insurance. From the Effective Date until Closing, Seller shall continue to maintain the Properties or cause the Properties to be maintained in substantially the same condition and repair existing on the Effective Date, and shall continue to maintain or cause to be maintained all insurance for the Properties in the same or in greater amounts, with the same or greater coverage, and subject to the same or lower deductibles as in existence as of the Effective Date.
Section 7.03    Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Agreement (collectively called “Notices”) shall be in writing and shall be deemed given on the next Business Day when delivered to a nationally recognized overnight courier or five (5) Business Days after deposited as registered or certified mail (return receipt requested), in each case, postage prepaid, addressed to the recipient Party at its address specified below (or at such other address for a Party as shall be specified by like notice; provided that notices of a change of address shall be effective only upon receipt thereof):

If to Seller:	[Name TBD] (f/k/a American Stainless Tubing, Inc.) 129 Honeycutt Road Troutman, North Carolina 28166 Attn: Maria Haughton Roberson Email: maria@asti-nc.com
If to Purchaser:	ASTI Acquisition, LLC 4510 Cox Road, Suite 201 Glen Allen, VA 23060 Attention: Craig Bram Email: cbram@synalloy.com
With a copy to:	LeClairRyan Attention: Lori H. Schweller, Esq. 123 East Main Street, Eighth Floor Charlottesville, VA 22903 (434) 245-3448 Direct (804) 296-0905 Fax (804) 248-8700 Mobile LSchweller@leclairryan.com or to such other address or such other Person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above. Whenever in this Agreement the giving of Notice is required, the giving thereof may be waived in writing at any time by the Person or Persons entitled to receive such Notice.
A copy of any Notice delivered pursuant to this Section shall also contemporaneously be delivered in the manner herein specified to any assignee of Purchaser’s interest which shall have duly notified Seller in writing of its name and address.
Section 7.04    Assignment. Purchaser may (i) assign its rights under this Agreement in whole or in part at any time, or (ii) designate STORE Capital Acquisitions, LLC (or any Affiliate thereof) to receive the conveyance of the Properties and be the beneficiary under the Deeds or other Transaction Documents. Purchaser shall not be relieved, following any such assignment or designation, of liability for the performance of any obligation of Purchaser contained herein without the written consent of Seller. Seller shall not, without the prior written consent of Purchaser, which consent may be withheld in Purchaser’s sole discretion, sell, assign, transfer, mortgage, convey, encumber or grant any easements or other rights or interests of any kind in the Properties, any of Seller’s rights under this Agreement or any interest in Seller, whether voluntarily, involuntarily or by operation of law or otherwise, including, without limitation, by merger, consolidation, dissolution or otherwise.

Section 7.05     Indemnification.
(a)    From and after the Effective Time, Seller shall indemnify, defend and hold harmless Purchaser and each of its Affiliates and their respective directors, officers, employees, agents and representatives (each a “Buyer Indemnified Party”) from and against any and all claims, demands or suits (by any Person), losses, liabilities, damages, payments, costs and expenses (including, the costs and expenses of any and all actions, suits, Proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (each, an “Indemnifiable Loss”), asserted against or suffered by any Buyer Indemnified Party relating to, resulting from or arising out of (i) any breach by Seller of any covenant or agreement of Seller contained in this Agreement, (ii) any breach by Seller of any of the representations and warranties contained in Section 4.01 hereof (iii) Seller’s ownership, use or operation of the Properties prior to the Closing, and (v) any and all environmental liabilities associated with the Properties arising before Closing.
(b)    From and after the Effective Time, Purchaser shall indemnify, defend and hold harmless Seller and each of its Affiliates and their respective directors, officers, employees, agents and representatives (each a “Seller Indemnified Party”) from and against any and all Indemnifiable Losses asserted against or suffered by any Seller Indemnified Party relating to, resulting from or arising out of (i) any breach by Purchaser of any covenant or agreement of Purchaser contained in this Agreement, (ii) any breach by Purchaser of any of the representations and warranties contained in Section 4.02 hereof, (iii) Purchaser’s use or operation of the Properties after the Closing.
(c)    Except for the right to seek specific performance, which right or remedy shall not be affected or diminished hereby, the rights and remedies of Seller and Purchaser under this Section 7.05 are exclusive and in lieu of such rights and remedies as Seller and Purchaser may have under this Agreement, under applicable Law or in equity or otherwise for any breach of representation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any Party hereto (whether willful, intentional or otherwise), except in the event of actual fraud.
(d)    Notwithstanding anything to the contrary herein, no Person (including an Indemnitee) shall be entitled to recover from any other Person (including any Party required to provide indemnification under this Agreement (an “Indemnifying Party”) any amount in excess of the actual damages, court costs and reasonable attorneys’ fees and disbursements suffered by such

Party. In furtherance of the foregoing, Purchaser and Seller hereby irrevocably waive any right to recover punitive, indirect, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement (other than with respect to indemnification for a Third Party Claim).
(e)    Any indemnity payment under this Agreement will be treated as an adjustment to the Purchase Price, unless otherwise provided by law.
(f)    Notwithstanding the foregoing provisions of this Section 7.05, neither Seller nor Purchaser shall be liable under Sections 7.05(a)(ii) or 7.05(b)(ii) unless and until the aggregate amount of liability thereunder exceeds $100,000 (the “Basket”), in which event the Indemnitee shall be entitled to indemnification thereunder only for the amount such liability exceeds the Basket, provided, however, that the total amount recoverable pursuant to Sections 7.05(a)(ii) or 7.05(b)(ii) shall not exceed $3,000,000 (the “Indemnity Limit”); provided further, however, that the Basket and the Indemnity Limit shall not apply in the event of (i) actual fraud, (ii) a breach by Seller of the representations and warranties set forth in Sections 4.01(a), 4.01(b), 4.01(c), 4.01(d), 4.01(k) or 7.06 or (iii) a breach by Purchaser of the representations and warranties set forth in Sections 4.02(a), 4.02(b) or 7.06.
(g)    All of the representations and warranties contained in this Agreement shall survive the Closing and continue in full force and effect until eighteen (18) months after the Effective Time, except that (i) the representations and warranties contained in Sections 4.01(a), 4.01(b), 4.01(c), 4.01(d), 4.01(k), 4.02(a), 4.02(b) and 7.06 shall survive until the expiration of the applicable statute of limitations, at which time they shall lapse and (ii) any representation or warranty as to which an Indemnifiable Loss shall have been asserted in writing during the applicable survival period (which writing shall state with reasonable specificity the nature and amount of such Indemnifiable Loss) shall continue in effect with respect to such Indemnifiable Loss until such Indemnifiable Loss shall have been finally resolved or settled, provided that notice of the inaccuracy or breach or potential inaccuracy or breach thereof or other claim giving rise to such right or potential right of indemnity shall have been given to the Party against whom such indemnity may be sought prior to such time. The covenants and agreements contained in this Agreement shall remain in effect until the expiration of such covenants and agreements pursuant to their express terms.
(h)    Defense of Claims. If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or Proceeding made or brought by any Person who is not a Party to this Agreement or any Affiliate of a Party to this Agreement (a “Third Party Claim”) with respect to which indemnification is to be sought from an Indemnifying Party, the following terms and provisions shall apply:
(i)    The Indemnitee shall give written notice to the Indemnifying Party of any Third Party Claim which might give rise to a claim for indemnification, which notice shall state the nature and basis of the assertion and the amount thereof, to the extent known, provided, however, that no delay on the part of the Indemnitee in giving notice shall relieve the Indemnifying Party of any obligation to indemnify unless (and then solely to the extent that) the Indemnifying Party is prejudiced by such delay and then only to the extent so prejudiced.

(ii)    If any Third Party Claim is brought against an Indemnitee with respect to which the Indemnifying Party may have an obligation to indemnify, the Third Party Claim shall be defended by the Indemnifying Party and such defense shall include all proceedings and appeals which counsel for the Indemnitee shall deem reasonably appropriate.
(iii)    Notwithstanding the provisions of the previous subsection, until the Indemnifying Party shall have assumed the defense of any such Third Party Claim, the defense shall be handled by the Indemnitee. Furthermore, (i) if the Indemnifying Party is a party to the action and the Indemnitee shall have reasonably concluded that there are likely to be defenses available to the Indemnitee that are different from or in addition to those available to the Indemnifying Party and in conflict with the interests of the Indemnifying Party; (ii) if the Indemnifying Party fails to defend and fulfill its indemnification obligation with respect to the Third Party Claims; or (iii) if the Third Party Claim involves a customer, competitor or a supplier of the Business, and Maria Haughton Roberson has either voluntarily terminated her employment with Buyer (as defined in the APA) or has been terminated by Buyer for Cause (as such term is defined in the Ms. Haughton Roberson’s Employment Agreement referenced in Section 8.7 hereof), then the Indemnifying Party shall not be entitled to assume the defense of the Third Party Claim and the defense shall be handled by the Indemnitee. If the defense of the Third Party Claim is handled by the Indemnitee under the provisions of this subsection, the Indemnifying Party shall pay all legal and other expenses reasonably incurred by the Indemnitee in conducting such defense.
(iv)    In any Third Party Claim defended by the Indemnifying Party (i) the Indemnitee shall have the right to be represented by advisory counsel and accountants, at its own expense, (ii) the Indemnifying Party shall keep the Indemnitee fully informed as to the status of such Third Party Claim at all stages thereof, whether or not the Indemnitee is represented by its own counsel, (iii) the Indemnifying Party shall make available to the Indemnitee, and its attorneys, accountants and other representatives, all books and records of the Indemnifying Party relating to such Third Party Claim and (iv) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of the Third Party Claim.
(v)    In any Third Party Claim, the party defending the same shall not make any settlement of any claim without the prior written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnitee or its assets, employees or business, or relief which the Indemnitee reasonably believes could establish a custom or precedent which will be adverse to the best interests of its continuing business.
(i)    Indemnities Not Duplicative. Notwithstanding anything to the contrary in this Agreement or the APA, the indemnity provisions of this Section 7.05 and Section 9 of the APA are to be interpreted and applied as a single, combined indemnity provision and not as separate, duplicate or additive indemnity provisions. For example, applicable claims under either this agreement or the APA shall be applied towards the Basket and/or the Indemnity Limit under both Sections 7.05(f)

of this Agreement and Section 9.1.6 of the APA, so that there is one unified Basket of $100,000 and one unified Indemnity Limit of $3,000,000. If any breach, event or circumstance leads to a claim for indemnity by both the Purchaser under this Agreement and the Buyer under the APA, claims for Indemnifiable Losses shall not be duplicative to the Seller, and the Purchaser and Buyer shall equitably allocate any such indemnity recovery between themselves.
Section 7.06    Brokerage Commission. Each of the parties represents and warrants to the other that neither party has dealt with, negotiated through or communicated with any broker in connection with this Transaction, other than The VSTH Group, whose fee is the sole responsibility of Seller. Each party shall indemnify, defend and hold harmless the other party from and against any and all claims, loss, costs and expenses, including reasonable attorneys’ fees, resulting from any claims that may be made against the indemnified party by any broker claiming a commission or fee by, through or under such indemnifying party. The parties’ respective obligations under this Section 7.06 shall survive Closing or termination of this Agreement.
Section 7.07    Reporting Requirements. The parties agree to comply with any and all reporting requirements applicable to the Transaction which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any Governmental Authority, and further agree upon request, to furnish the other party with evidence of such compliance.
Section 7.08    Disclosures. Except as expressly set forth in Sections 7.07 and 7.16 and this Section 7.08 and as required by law or judicial action, prior to Closing neither Seller nor Purchaser will make any public disclosure of this Agreement or the other Transaction Documents, the Transaction or the provisions of the Transaction Documents without the prior consent of the other party hereto. The parties agree that, notwithstanding any provision contained in this Agreement, any party (and each employee, representative or other agent of any party) may disclose to any and all Persons, without limitation of any kind any matter required under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
Section 7.09    Time is of the Essence. The parties hereto expressly agree that time is of the essence with respect to this Agreement.
Section 7.10    Non-Business Days. If the Closing Date or the date for delivery of a notice or performance of some other obligation of a party falls on a Saturday, Sunday or legal holiday in the state in which any Property is located, then the Closing Date or such notice or performance shall be postponed until the next Business Day.
Section 7.11    Waiver and Amendment. No provision of this Agreement shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion.
Section 7.12    Limitation on Liability. Notwithstanding anything to the contrary provided in this Agreement, it is specifically understood and agreed, such agreement being a primary consideration for the execution of this Agreement, that (a) there shall be absolutely no personal liability on the part of any director, officer, manager, member, employee or agent of Purchaser or Seller with respect to any of the terms, covenants and conditions of this Agreement, (b) each of Seller and Purchaser waives all claims, demands and causes of action against the other party’s directors, officers, managers, members, employees and agents in the event of any breach by Seller or Purchaser, respectively, of any of the terms, covenants and conditions of this Agreement, and (c) Seller and Purchaser shall look solely to the assets of the other party for the satisfaction of each and every remedy in the event of any breach of any of the terms, covenants and conditions of this Agreement, such exculpation of liability to be absolute and without any exception whatsoever.
Section 7.13    Headings; Internal References. The headings of the various sections and exhibits of this Agreement have been inserted for reference only and shall not to any extent have the effect of modifying the express terms and provisions of this Agreement. Unless stated to the contrary, any references to any section, subsection, exhibit and the like contained herein are to the respective section, subsection, exhibit and the like of this Agreement.
Section 7.14    Construction Generally. This is an agreement between parties who are experienced in sophisticated and complex matters similar to the Transaction and the other Transaction Documents, is entered into by both parties in reliance upon the economic and legal bargains contained herein and therein, and shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Seller and Purchaser were each represented by legal counsel competent in advising them of their obligations and liabilities hereunder.
Section 7.15    Further Assurances. Each of the parties agrees, whenever and as often as reasonably requested so to do by the other party or the Title Company, to execute, acknowledge, and deliver, or cause to be executed, acknowledged, or delivered, any and all such further conveyances, assignments, confirmations, satisfactions, releases, instruments, or other documents as may be necessary, expedient or proper, in order to complete any and all conveyances, transfers, sales and assignments herein provided and to do any and all other acts and to execute, acknowledge and deliver any and all documents as so requested in order to carry out the intent and purpose of this Agreement.
Section 7.16    Attorneys’ Fees. In the event of any controversy, claim, dispute or proceeding between the parties concerning this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other costs in addition to any other relief to which it may be entitled.
Section 7.17    Entire Agreement. This Agreement and all other Transaction Documents, and all other certificates, instruments or agreements to be delivered hereunder and thereunder constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements, written or oral, between Seller and Purchaser with respect to the subject matter of this Agreement. Notwithstanding anything in this Agreement to the contrary, upon the execution and delivery of this Agreement by Seller and Purchaser, (a) this Agreement shall supersede any previous discussions, agreements and/or term or commitment letters relating to the Transaction, including without limitation, any and all agreements related to confidentiality, exclusivity, non-competition, non-solicitation of employees, non-solicitation or pursuit of any business opportunity represented by the Transaction, or any other term or condition which restricts any business activity of Purchaser or its affiliates, (b) the terms and conditions of this Agreement shall control notwithstanding that such terms are inconsistent with or vary from those set forth in any of the foregoing agreements, and (c) this Agreement may only be amended by a written agreement executed by Purchaser and Seller. Notwithstanding anything to the contrary set forth herein, in the event of a conflict between this Agreement and the APA, the terms and provisions of the APA shall govern and control. The provisions of this Section shall survive the Closing.
Section 7.18    Forum Selection; Jurisdiction; Venue. For purposes of any action or proceeding arising out of this Agreement, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the State of North Carolina. Each party consents that it may be served with any process or paper by registered mail or by personal service within or without the State of North Carolina in accordance with applicable law. Furthermore, each party waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. Nothing contained in this Section shall limit or restrict the right of either party to commence any proceeding in the federal or state courts located in the state or states in which the Properties are located to the extent it deems such proceeding necessary or advisable to exercise remedies available under this Agreement.
Section 7.19    Separability; Binding Effect; Governing Law. Each provision hereof shall be separate and independent. Each provision hereof shall be valid and shall be enforceable to the extent not prohibited by law. If any provision hereof or the application thereof to any Person or circumstance shall to any extent be invalid or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby. Subject to the provisions of Section 7.04, all provisions contained in this Agreement shall be binding upon, inure to the benefit of and be enforceable by the successors and assigns of each party hereto, including, without limitation, any United States trustee, any debtor-in-possession or any trustee appointed from a private panel, in each case to the same extent as if each successor and assign were named as a party hereto. This Agreement shall be governed by, and construed with, the laws of the applicable state or states in which the Properties are located, without giving effect to any state’s conflict of laws principles.
Section 7.20    Survival. Except for the conditions of Closing set forth in Article V, which shall be satisfied or waived in writing as of the Closing Date, all representations, warranties, agreements, obligations and indemnities of Seller and Purchaser set forth in this Agreement shall survive the Closing.
Section 7.21    Waiver of Jury Trial and Certain Damages. THE PARTIES HERETO SHALL AND THEY HEREBY DO INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS

AGREEMENT AND/OR ANY CLAIM OR INJURY OR DAMAGE RELATED THERETO. EACH PARTY FURTHER WAIVES THE RIGHT IT MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT AND/OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO.
Section 7.22    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all such counterparts shall be deemed to constitute one and the same instrument.
[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first set forth above.
PURCHASER:
ASTI ACQUISITION, LLC, a North Carolina limited liability company
By:     __________________________________
Name:
Title:

SELLER:
AMERICAN STAINLESS TUBING, INC., a North Carolina corporation
By:     __________________________________
Name:
Title:
Exhibits:
A:    Definitions
B:    Street Addresses / Legal Descriptions of Properties
C:    Non-Foreign Seller Certificate
D:    Assignment of Warranties

EXHIBIT A

DEFINED TERMS
The following terms shall have the following meanings for all purposes of this Agreement:
“Additional Title Objection” has the meaning set forth in Section 2.01(d)(ii).
“Affiliate” or any derivation thereof, means any Person which directly or indirectly controls, is under common control with, or is controlled by any other Person. For purposes of this definition, “controls”, “under common control with” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or otherwise.
“Agreement” means this Purchase and Sale Agreement.
“APA” or “Asset Purchase Agreement” means that certain agreement between Seller and Purchaser pursuant to which Purchaser will acquire certain business assets of Seller, as shall be fully described in the fully-executed APA purchase and sale agreement.
“Assignment of Warranties” has the meaning set forth in Section 5.01(a)(iii).
“Business Day” means a day on which banks located in Scottsdale, Arizona are not required or authorized to remain closed.
“Cell Tower Lease” means that certain PCS Site Agreement by and between Seller and Optima Towers V, LLC, a Memorandum of which is recorded in Book 2059, Page 2451 in the Iredell County Register of Deeds.
“Closing” shall have the meaning set forth in Section 3.01.
“Closing Date” means the date specified as the closing date in Section 3.01.
“Closing Deadline” means January 2, 2019, or any other date mutually agreed upon by Seller and Purchaser.
“Deed” means those certain special warranty deeds whereby Seller conveys to Purchaser all of Seller’s right, title and interest in and to the Properties, free and clear of all Liens, restrictions, encroachments and easements, except the Permitted Encumbrances.
“Effective Date” has the meaning set forth in the introductory paragraph of this Agreement.
“Effective Time” means 12:01 a.m. Eastern Time on January 1, 2019.
“Environmental Law” means any Law applicable to the Properties and the activities conducted thereon by the Seller that relates to the generation, storage, handling, discharge, emission, treatment, response, removal, remediation, release or disposal of Hazardous Substances or to the protection of the environment.

“Environmental Permit” means any license or permit required by an Environmental Law for the conduct of the Seller’s activities on the Properties.
“Governmental Authority” means the United States of America, any state or other political subdivision thereof, any other entity exercising executive, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled (through stock or capital ownership or otherwise) by any of the foregoing.
“Hazardous Substance” means each substance or material meeting any one or more of the following criteria: (i) it is or contains a substance designated as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Law, or (ii) it is toxic, reactive, corrosive, ignitable, infectious or radioactive.
“Insolvency Event” means (a) a Person’s (i) failure to generally pay its debts as such debts become due; (ii) admitting in writing its inability to pay its debts generally; or (iii) making a general assignment for the benefit of creditors; (b) any proceeding being instituted by or against any Person (i) seeking to adjudicate it a bankrupt or insolvent; (ii) seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors; or (iii) seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any such proceeding instituted against any such Person, either such proceeding shall remain undismissed for a period of 120 days or any of the actions sought in such proceeding shall occur; or (c) any Person taking any corporate or other formal action to authorize any of the actions set forth above in this definition.
“Knowledge of Seller” and similar phrases means that neither Maria Haughton Roberson, Rex Haughton, Mike Gamage, Keith Troutman, nor Nancy Barrymore had knowledge that the statement made is incorrect.

“Law” means any provision of any foreign, federal, state, provincial or local law, common law, statute, ordinance, charter, constitution, treaty, code, rule, regulation or guideline.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction).
“Material Adverse Change” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Properties, (b) the value or condition of the Properties, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Change” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the comparable properties in the geographic areas where the Properties are located; (iii) any changes in financial or securities markets in general; or (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof.
“Non-Foreign Seller Certificate” has the meaning set forth in Section 5.01(a)(iv).
“Notices” has the meaning set forth in Section 7.03.
“OFAC List” means the list of specially designated nationals and blocked Persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control and any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements, including, without limitation, trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States. The OFAC List currently is accessible through the internet website www.treas.gov/ofac/t11sdn.pdf.
“Permitted Encumbrances” means (a) the lien of any real estate taxes, water and sewer charges, not yet due and payable; and (b) the Cell Tower Lease and other recorded easements, restrictions, liens and encumbrances set forth as exceptions in the Title Commitments and in the Title Policies to be issued by Title Company to Purchaser and approved or deemed approved by Purchaser under this Agreement.
“Person” means any natural person, firm, corporation, partnership, limited liability company, other entity, state, political subdivision of any state, the United States of America, any agency or instrumentality of the United States of America, any other public body or other organization or association.
“Properties” has the meaning set forth in Section 1.01.
“Purchase Price” means the amount specified in Section 1.02.
“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.
“Real Property” has the meaning set forth in Section 1.01.
“Seller” has the meaning set forth in the introductory paragraph of this Agreement.
“Seller Documents” has the meaning set forth in Section 2.02.
“Seller Entity” or “Seller Entities” means individually or collectively, as the context may require, Seller and any Affiliate of Seller.
“Surveys” has the meaning set forth in Section 2.03.
“Title Commitment” has the meaning set forth in Section 2.01(a).
“Title Company” means First American Title Insurance Company located at 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Kristin Brown, National Commercial Services, or an alternative title insurance company selected by Purchaser.
“Title Objection” has the meaning set forth in Section 2.01(d)(i).
“Title Policy” has the meaning set forth in Section 2.01(a).
“Transaction” has the meaning set forth in Section 1.01.
“Transaction Costs” means all costs and expenses incurred in connection with the Transaction (whether or not the Transaction closes), including but not limited to the following: costs for third party reports (e.g., environmental, zoning, property condition reports, credit and similar third party reports); Valuation costs; initial set-up fees; all closing costs including without limitation, costs of the Surveys, environmental assessments and reports, and property condition reports, or any updates thereof, costs of the Title Commitments and Title Policies, all taxes (including stamp taxes and transfer taxes), and escrow, transfer and recording fees, and the fees and costs of Counsel. As provided in Section 1.04, Transaction Costs expressly excludes fees and costs of professional advisors such as attorneys and accountants.
“Transaction Documents” means this Agreement, the Deeds, the Non-Foreign Seller Certificate, and all other documents that Seller is required to deliver under Section 5.01.
“Valuation” has the meaning set forth in Section 2.05.
“Zoning Evidence” has the meaning set forth in Section 2.03.

EXHIBIT B

LEGAL DESCRIPTION OF THE PROPERTIES
Street Address:

Address	City	ST	Zip	County
123 Morehead Road	Statesville	NC	28677	Iredell
129 Honeycutt Road	Troutman	NC	28166	Iredell

Legal Description: To be provided by Seller or Title Company

EXHIBIT C

NON‑FOREIGN AFFIDAVIT UNDER
INTERNAL REVENUE CODE
SECTION 1445(B)(2)
STATE OF        )
        ) ss:
COUNTY OF        )
[__________________], being first duly sworn deposes and states under penalty of perjury:

1.	That he/she is a [__________________] of [__________________], a [ENTITY TYPE], the transferor of the properties described on Schedule I attached hereto.

2.	That the transferor’s office address is at [__________________].

3.	That the United States taxpayer identification number for the transferor is [__________________].

4.	That the transferor is not a “foreign person” as that term is defined in Section 1445(f) of the United States Internal Revenue Code of 1986, as amended (the “Code”).

5.	That the transferor is not a disregarded entity as defined in § 1.1445‑2(b)(2)(iii) of the regulations promulgated under the Code.
This affidavit is given to [_____________________], a [ENTITY TYPE], the transferee of the properties described in paragraph 1 above, for the purpose of establishing and documenting the non-foreign affidavit exemption to the withholding requirement of Section 1445 of the Code. The transferor understands that this affidavit may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.
[___________________________________], a [ENTITY TYPE]
By:
Name:
Title:
Subscribed and sworn to before me this ___ day of ______________________, 20___.
Notary Public:
(SEAL)
My Commission Expires:
Schedule I
To
Non-Foreign Affidavit
LEGAL DESCRIPTION

EXHIBIT F

ASSIGNMENT OF WARRANTIES
THIS ASSIGNMENT OF WARRANTIES (this “Assignment”), is made as of [__________________], 2018, by and between [__________________], a [ENTITY TYPE] (“Assignor”) and [__________________], a [ENTITY TYPE] (“Assignee”).
W I T N E S S E T H:
WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of [__________________], 20[____], by and between Assignor and Assignee (the “Purchase Agreement”), Assignor agreed to sell to Assignee, inter alia, certain real property, the improvements located thereon and certain rights appurtenant thereto, all as more particularly described in the Purchase Agreement (collectively, the “Property”). Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement; and
WHEREAS, the Purchase Agreement provides, inter alia, that Assignor shall assign to Assignee rights to all guaranties and warranties relating to the Property and that Assignor and Assignee shall enter into this Assignment.
NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:
1.    Assignment of Warranties. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under any and all guaranties and warranties in effect with respect to all or any portion of the Property as of the date hereof, if and only to the extent the same may be assigned or quitclaimed by Assignor without expense to Assignor. Assignee hereby accepts the foregoing assignment of guaranties and warranties.
2.    Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Purchase Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.
3.    Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.
4.    Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.
IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.
ASSIGNOR:
[___________________________________], a [ENTITY TYPE]
By:
Name:
Title:
ASSIGNEE:
[___________________________________], a [ENTITY TYPE]
By:
Name:
Title:

Exhibit 10.30

Schedule 4.01(k)

Environmental Matters

•	The Seller may be required to maintain a storm water discharge permit, but it is not currently operating under any such permit.

•
The Seller received an information request letter from the Environmental Protection Agency, dated May 20, 2013 regarding The Sigmon’s Septic Tank Service Superfund Site in Statesville and responded to the request on June 18, 2013.

•
The Seller received an information request letter from the Environmental Protection Agency, dated May 31, 2018 regarding the Fluorescent Recycling, Inc. Site. The Seller is in the process of responding to the letter.

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